                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                           FORT BEND HOLDING CORP.,

          FORT BEND FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROSENBERG

                                      and

                    FIRSTBANC SAVINGS ASSOCIATION OF TEXAS






                                 May 10, 1996

                               TABLE OF CONTENTS

                                                                                Page
ARTICLE I.    THE MERGER AND RELATED MATTERS...................................   2

        1.1   Merger;  Interim Thrift and Surviving Thrift.....................   2
        1.2   Effective Time of the Interim Merger.............................   2
        1.3   Interim Merger...................................................   3
        1.4   Closing..........................................................   5
        1.5   Reservation of Right to Revise Transaction.......................   5

ARTICLE II.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF
               FIRSTBANC.......................................................   6

        2.1   Organization and Authority.......................................   6
        2.2   Subsidiaries.....................................................   6
        2.3   Capitalization...................................................   6
        2.4   Authorization....................................................   6
        2.5   FirstBanc Financial Statements...................................   7
        2.6   FirstBanc Reports................................................   8
        2.7   Properties and Leases............................................   8
        2.8   Taxes............................................................   8
        2.9   Material Adverse Change..........................................   9
        2.10  Commitments and Contracts........................................   9
        2.11  Litigation and Other Proceedings.................................   9
        2.12  Insurance........................................................   10
        2.13  Compliance with Laws.............................................   10
        2.14  Labor............................................................   11
        2.15  Material Interests of Certain Persons............................   11
        2.16  Allowance for Loan Losses; Nonperforming Assets..................   11
        2.17  Employee Benefit Plans...........................................   12
        2.18  Conduct to Date..................................................   13
        2.19  Proxy Statement, etc.............................................   14
        2.20  Registration Obligations.........................................   14
        2.21  Takeover Provisions Not Applicable...............................   14
        2.22  Regulatory Matters...............................................   14
        2.23  Brokers and Finders..............................................   14
        2.24  Accuracy of Information..........................................   14
        2.25  Community Reinvestment Act Compliance............................   15


ARTICLE III.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
               FORT BEND AND FORT BEND FEDERAL.................................   15

        3.1   Organization and Authority.......................................   15
        3.2   Capitalization of Fort Bend......................................   15
        3.3   Authorization....................................................   16
        3.4   Fort Bend Financial Statements...................................   16
        3.5   Fort Bend Reports................................................   17
        3.6   Material Adverse Change..........................................   17
        3.7   Proxy Statement, etc.............................................   17
        3.8   Brokers and Finders..............................................   17
        3.9   Accuracy of Information..........................................   17



        3.10  Available Funds...................................................  17

ARTICLE IV.   CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME.................  18

        4.1   Conduct of Businesses Prior to the Interim Merger Effective Time..  18
        4.2   Forbearances......................................................  18

ARTICLE V.    ADDITIONAL AGREEMENTS.............................................  20

        5.1   Access and Information............................................  20
        5.2   Regulatory Filings................................................  20
        5.3   Stockholder Approval..............................................  20
        5.4   Current Information...............................................  21
        5.5   Conforming Adjustments............................................  21
        5.6   Expenses..........................................................  21
        5.7   Miscellaneous Agreements and Consents.............................  21
        5.8   Employee Agreements and Benefits..................................  22
        5.9   Press Releases....................................................  22
        5.10  Third Parties.....................................................  22
        5.11  Dissenting Shares.................................................  23
        5.12  Right to Attend Meetings of FirstBanc Board and Stockholders......  23

ARTICLE VI.   CONDITIONS........................................................  23

        6.1   Conditions to Each Party's Obligation to Effect the Merger........  23
        6.2   Conditions to Obligations of FirstBanc
              to Effect the Merger..............................................  23
        6.3   Conditions to Obligations of Fort Bend and Fort Bend Federal
              to Effect the Merger..............................................  24

ARTICLE VII.  TERMINATION, AMENDMENT AND WAIVER.................................  26

        7.1   Termination.......................................................  26
        7.2   Effect of Termination.............................................  26
        7.3   Amendment.........................................................  26
        7.4   Severability......................................................  27
        7.5   Waiver............................................................  27

ARTICLE VIII. GENERAL PROVISIONS................................................  27

        8.1   Non-Survival of Representations, Warranties and Agreements........  27
        8.2   Notices...........................................................  27
        8.3   Miscellaneous.....................................................  28

Exhibit A - Interim Merger Agreement
Exhibit B - Thrift Merger Agreement
Exhibit C - Voting Agreement
Exhibit D - Agreement Not to Compete
Exhibit E - Consent to Indemnification Assignment Agreement
Exhibit F - Escrow Agreement
Exhibit G - Form of Opinion of Counsel for Fort Bend
Exhibit H - Form of Opinion of Counsel for FirstBanc

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 10, 1996, is by and among Fort Bend Holding Corp., a Delaware corporation ("Fort Bend"), Fort Bend Federal Savings and Loan Association of Rosenberg, a federally chartered savings and loan association and a wholly owned subsidiary of Fort Bend ("Fort Bend Federal") and FirstBanc Savings Association of Texas, a Texas chartered savings and loan association ("FirstBanc").

     A. Fort Bend, Fort Bend Federal and FirstBanc, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Fort Bend and Ford Bend Federal will acquire for cash all of the shares of FirstBanc Common Stock (as hereinafter defined) outstanding at the Interim Merger Effective Time (as hereinafter defined) at a purchase price per share equal to the amount set forth in Section 1.3(a) hereof.

     B. To effect the acquisition, Fort Bend will form a new federally chartered savings association, which will be a wholly owned direct subsidiary of Fort Bend (the "Acquisition Thrift"), and Acquisition Thrift shall be merged with and into FirstBanc (the "Interim Merger") pursuant to the Interim Merger Agreement attached hereto as Exhibit A (the "Interim Merger Agreement"). FirstBanc will be the surviving entity and a wholly-owned subsidiary of Fort Bend (the "Interim Thrift"). Upon the Interim Merger becoming effective, the Interim Thrift shall merge with and into Fort Bend Federal (the "Thrift Merger"), with Fort Bend Federal as the surviving association (the "Surviving Thrift"), pursuant to the terms of the Thrift Merger Agreement attached hereto as Exhibit B (the "Thrift Merger Agreement") and the terms set forth herein, and subject to all required governmental approvals. (The Interim Merger and the Thrift Merger are sometimes hereinafter collectively referred to as the "Merger.")

     C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Fort Bend's willingness to enter into this Agreement, Fort Bend and each of the directors of FirstBanc and Michael E. Casey have entered into a voting agreement in the form attached hereto as Exhibit C (the "Voting Agreement").

     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Fort Bend's willingness to enter into this Agreement, Fort Bend and Michael E. Casey have entered into an agreement not to compete in the form attached hereto as Exhibit D (the "Agreement Not to Compete").

     F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Fort Bend's willingness to enter into this Agreement, Michael E. Casey, FirstBanc and the trustee of the FirstBanc Savings Association of Texas Employee Stock Ownership Plan (the "FirstBanc ESOP") have entered into an agreement attached hereto as Exhibit E ("Consent to Indemnification Assignment Agreement") assigning to Fort Bend the indemnification rights of FirstBanc under the Indemnification Agreement, dated June 10, 1993, by and between Michael E. Casey, FirstBanc and the FirstBanc ESOP.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                        THE MERGER AND RELATED MATTERS


     1.1 Merger; Interim Thrift and Surviving Thrift. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Texas Savings and Loan Act (the "Texas Act"), the Rules of the Texas Savings and Loan Department (the "Texas Department") promulgated under the Texas Act (the "Texas Rules"), the Texas Business Corporation Act (the "TBCA"), the Federal Deposit Insurance Act (the "FDIA"), the Home Owners' Loan Act ("HOLA") and the rules and regulations promulgated under the HOLA (the "Thrift Regulations"):

     (a) At the Interim Merger Effective Time (as hereinafter defined), the Acquisition Thrift shall be merged with and into FirstBanc pursuant to the terms and conditions set forth herein and pursuant to the Interim Merger Agreement, which shall be executed by Fort Bend, FirstBanc and the Acquisition Thrift prior to the Interim Merger Effective Time. Upon consummation of the Interim Merger, the separate existence of the Acquisition Thrift shall cease and FirstBanc shall continue as the Interim Thrift. The name of FirstBanc, as the Interim Thrift, shall by virtue of the Interim Merger remain "FirstBanc Savings Association of Texas." From and after the consummation of the Interim Merger, FirstBanc, as the surviving association of the Interim Merger, shall possess all the property, debts, choses in action, and interests and be subject to all of the liabilities and obligations of the Acquisition Thrift.

     (b) Upon consummation of the Interim Merger as set forth in (a) above, (i) the Boards of Directors of FirstBanc and Fort Bend (in its capacity as sole stockholder of Fort Bend Federal) shall approve and ratify the Thrift Merger Agreement and (ii) FirstBanc will be merged with and into Fort Bend Federal in the Thrift Merger in accordance with applicable state and federal law pursuant to the Thrift Merger Agreement. Upon completion of the Thrift Merger, the separate existence of FirstBanc shall cease and Fort Bend shall continue as the surviving association. The name of Fort Bend Federal as the Surviving Thrift of the Thrift Merger, shall remain "Fort Bend Federal Savings and Loan Association of Rosenberg." From and after the Thrift Merger, Fort Bend Federal, as the surviving association of the Thrift Merger, shall possess all the property, debts, choses in action and interests and be subject to all of the liabilities and obligations of FirstBanc.

     1.2 Effective Time of the Interim Merger. As soon as practicable after each of the conditions set forth in Article 6 hereof have been satisfied or waived, FirstBanc and Fort Bend will file, or cause to be filed, articles of combination with the Office of Thrift Supervision (the "OTS") and all appropriate documentation with the Texas Department for the Interim Merger (the "Interim Merger Effective Time"). Immediately thereafter, FirstBanc and Fort Bend will approve and ratify the Thrift Merger Agreement and will file, or cause to be filed, articles of combination with the OTS and all appropriate documentation with the Texas Department for the Thrift Merger (the "Thrift Merger Effective Time"). In each case, the appropriate documents filed with the Texas Department and the articles of combination shall be in the form required by and executed in accordance with the applicable provisions of the Texas Act and the Texas Rules, and the Thrift Regulations, respectively. The Interim Merger shall become effective at the time the articles of combination with respect to such merger are endorsed by the Secretary of the OTS pursuant to the Thrift Regulations and the appropriate documents are filed with the Texas Department with respect to such merger pursuant to the Texas Act and the Texas Rules. The Thrift Merger shall become effective at the time the articles of combination for such merger are endorsed by the Secretary of the OTS pursuant to the Thrift Regulations and the appropriate documents are filed with the Texas Department pursuant to the Texas Act and the Texas Rules (the "Thrift Merger Effective Time"). The parties shall cause the Interim Merger to become effective immediately prior to the Thrift Merger.

     1.3  Interim Merger.

          (a) Conversion of FirstBanc Stock.  At the Interim Merger Effective
Time:

              (i) Each share of common stock of FirstBanc, $5.00 par value per share (the "FirstBanc Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined in Section 1.3(b) hereof) shall, by virtue of the Interim Merger and without any action on the part of the holder thereof, be converted into the right to receive $13.7833 in cash (for total cash consideration of $4,135,000), provided that if the Interim Merger Effective Time shall take place more than 60 days after the date of execution of this Agreement, then the stated cash amount shall be increased at the rate of the daily federal funds rate (as that rate may be quoted in the Wall Street Journal) from and including the 60th day after the date of execution of this Agreement through the Interim Merger Effective Time; and further provided that an additional amount in cash equal to $0.25 per share (for total cash consideration of $75,000) (the "Escrowed Funds") shall be placed as of the Interim Merger Effective Time into escrow pursuant to an Escrow Agreement, the form of which is attached hereto as Exhibit F. Under certain circumstances described in the Escrow Agreement, the Escrowed Funds, or a portion thereof, may also be distributed to the holders of FirstBanc Common Stock.

          Notwithstanding any other provision of this Agreement, any shares of FirstBanc Common Stock issued and outstanding immediately prior to the Interim Merger Effective Time which are then owned beneficially or of record by Fort Bend, Fort Bend Federal or FirstBanc, or by any direct or indirect subsidiary of any of them or are held in the treasury of FirstBanc shall, by virtue of the Interim Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

              (ii) The holders of certificates representing shares of FirstBanc Common Stock shall cease to have any rights as stockholders of FirstBanc, except such rights, if any, as they may have pursuant to the Texas Act, the Texas Rules, the TBCA, the HOLA or the Thrift Regulations. Except as provided above, until certificates representing shares of FirstBanc Common Stock are surrendered for exchange, each such certificate shall, after the Interim Merger Effective Time, represent for all purposes only the right to receive the amount of cash into which their shares of FirstBanc Common Stock shall have been converted by the Interim Merger as provided above (the "Merger Consideration").

          (b) Dissenting Shares. Any shares of FirstBanc Common Stock held by a holder who dissents from the Interim Merger in accordance with the Texas Act and the TBCA and becomes entitled to obtain payment for the fair value of such shares of FirstBanc Common Stock pursuant to the applicable provisions of the Texas Act and the TBCA shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Interim Merger Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the Texas Act and the TBCA. All payments in respect of Dissenting Shares shall be from funds of Fort Bend and not from the acquired assets of FirstBanc.

          (c) Exchange of FirstBanc Common Stock

              (i) As soon as practicable after the Interim Merger Effective Time, holders of record of certificates formerly representing shares of FirstBanc Common Stock (the "Certificates") shall be instructed to tender such Certificates to Fort Bend pursuant to a letter of transmittal that Fort Bend shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Fort Bend.

              (ii) After the Interim Merger Effective Time, each holder of a Certificate that surrenders such Certificate to a paying agent designated by Fort Bend (the "Paying Agent") will, upon acceptance thereof by the Paying Agent, be entitled to the Merger Consideration.

              (iii) At the Interim Merger Effective Time, Fort Bend shall deposit with the Paying Agent cash in an amount equal to the Merger Consideration for the benefit of the holders of FirstBanc Common Stock who exchange their Certificates in accordance with this Section 1.3(c).

              (iv) The Paying Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Fort Bend or the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Fort Bend or the Paying Agent may reasonably require.

              (v) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to the Paying Agent be deemed to evidence the right to receive the Merger Consideration.

              (vi) On the Closing Date, each holder of FirstBanc Common Stock who is entitled to receive aggregate Merger Consideration equal to or in excess of $100,000 shall be entitled at such time to tender his, her or its Certificate(s), endorsed in blank or with a separately executed stock power, with wire instruction information to Fort Bend and Fort Bend shall at the Interim Merger Effective Time immediately wire transfer to each such holder in accordance with the wire instruction information the Merger Consideration payable with respect to the Certificate(s) tendered to Fort Bend on such date. Fort Bend shall require in any Paying Agent Agreement and shall use its best efforts to cause the Paying Agent to deliver the Merger Consideration to the holders of Certificates within three (3) business days from the date of receipt by the Paying Agent of the Certificates and any other required documents.

              (vii) After the Interim Merger Effective Time, holders of Certificates shall cease to have rights with respect to the FirstBanc Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Merger Consideration. After the Interim Merger Effective Time, there shall be no further transfer on the records of FirstBanc of Certificates, and if such Certificates are presented to FirstBanc for transfer, they shall be canceled against delivery of the Merger Consideration. Fort Bend shall not be obligated to deliver the Merger Consideration to any holder of FirstBanc Common Stock until such holder surrenders the Certificates as provided herein.

Neither the Paying Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of FirstBanc Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Fort Bend and the Paying Agent shall be entitled to rely upon the stock transfer books of FirstBanc to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Fort Bend and the Paying Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (viii) At any time following six (6) months after the Interim Merger Effective Time, Fort Bend shall be entitled to terminate the Paying Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Fort Bend (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration issuable upon surrender of their Certificates.

     1.4 Closing. Subject to the provisions of Article 6 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing. The Closing shall take place on the last business day of the first calendar month following the satisfaction of all of the conditions to Closing, at 10:00 a.m. at the executive offices of Fort Bend, or at such other date, time and location as is designated to by Fort Bend, provided in no event will Closing occur prior to the third business day after satisfaction of all conditions to Closing. The parties hereto agree to use their best efforts to have the Closing take place on or before September 30, 1996. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

     1.5 Reservation of Right to Revise Transaction. Fort Bend shall have the unilateral right, subject to the approval of FirstBanc (which approval shall not be unreasonably withheld or delayed), to change the method of effecting the Merger (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable, provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay receipt of any approval referred to in Section 6.1(a) hereof or the consummation of the Merger. Fort Bend may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

                                  ARTICLE II

                          REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF FIRSTBANC


     FirstBanc represents and warrants to and covenants with Fort Bend and Fort Bend Federal as follows:

     2.1 Organization and Authority. FirstBanc is a capital stock savings and loan association duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations or business (collectively, the "Condition") of FirstBanc, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. True and complete copies of the Articles of Incorporation and Bylaws of FirstBanc, each as in effect on the date of this Agreement, are set forth in Schedule 2.1 hereto. The deposits of FirstBanc are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). FirstBanc is a member in good standing of the Federal Home Loan Bank of Dallas (the "FHL Bank"). FirstBanc is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code").

     2.2  Subsidiaries.  FirstBanc has no subsidiaries.  The term
"subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes. Except as set forth on Schedule 2.2, there are no entities in which FirstBanc has a one percent or greater direct or indirect equity, ownership or profit and loss interest. Except as set forth on Schedule 2.2 and except for shares of stock of the FHL Bank, FirstBanc does not own beneficially, directly or indirectly, any shares of any class of Equity Securities (as hereinafter defined) or similar interests of any corporation, bank, business trust, association or similar organization. Except as set forth on Schedule 2.2, FirstBanc holds no interest in a partnership or joint venture of any kind.

     2.3 Capitalization. The authorized capital stock of FirstBanc consists of 500,000 shares of FirstBanc Common Stock, of which, as of the date hereof, 300,000 shares were issued and outstanding. Since April 30, 1995, no Equity Securities of FirstBanc have been issued. Except as set forth above, there are no other Equity Securities of FirstBanc outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, script, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of FirstBanc Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of FirstBanc.

     2.4  Authorization.

          (a) FirstBanc has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Interim Merger by the stockholders of

FirstBanc, to carry out its obligations hereunder. The only stockholder vote required for FirstBanc to approve this Agreement and the Interim Merger is the affirmative vote of the holders of at least a majority of the outstanding shares of FirstBanc Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by FirstBanc and the consummation by FirstBanc of the transactions contemplated hereby have been duly authorized by the Board of Directors of FirstBanc. Subject to the approval of FirstBanc's stockholders and subject to the receipt of such approvals of Regulatory Authorities (as defined in Section 2.6) as may be required by statute or regulation, this Agreement is a valid and binding obligation of FirstBanc, enforceable against FirstBanc in accordance with its terms.

          (b) Neither the execution, delivery or performance by FirstBanc of this Agreement, nor the consummation by FirstBanc of the transactions contemplated hereby, nor compliance by FirstBanc with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its articles of incorporation or bylaws, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (each a "Lien") upon any of the material properties or assets of FirstBanc under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstBanc is a party or by which it may be bound, or to which FirstBanc or any of their material properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.4, to the best knowledge of FirstBanc (the "Best Knowledge of FirstBanc"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FirstBanc or any of their respective material properties or assets.

          (c) Other than in connection or in compliance with the provisions of the Texas Act, the Texas Rules, the TBCA, the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required by the OTS under the Savings and Loan Holding Company Act (the "Holding Company Act"), the Federal Deposit Insurance Act (the "FDIA"), the HOLA and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or any third party is necessary for the consummation by FirstBanc of the transactions contemplated by this Agreement.

     2.5 FirstBanc Financial Statements. The balance sheets of FirstBanc as of April 30, 1995 and 1994, and the related statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended April 30, 1995, together with the notes thereto, audited by Coopers & Lybrand LLP and provided to Fort Bend prior to the date hereof, and the unaudited condensed balance sheets of FirstBanc as of June 30, September 30, and December 31, 1995, and the related unaudited condensed statements of income, cash flows and changes in stockholders' equity for the periods then ended, included in FirstBanc's Thrift Financial Reports filed quarterly with the OTS (each a "FirstBanc TFR") (collectively, the "FirstBanc Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the financial position of FirstBanc at such dates and the results of operations, cash flows and changes in stockholders' equity of FirstBanc for the periods stated therein, and are derived from the books and records of FirstBanc, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. FirstBanc has no material contingent liabilities that are not described in the FirstBanc Financial Statements.

     2.6 FirstBanc Reports. Since January 1, 1993, FirstBanc has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the Texas Department, (ii) the OTS, (iii) the FHL Bank and the Federal Home Loan Bank System (the "FHLBS"), (iv) the FDIC and (v) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance or other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "FirstBanc Reports." As of its respective date, each FirstBanc Report complied in all material respects with all of the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.7 Properties and Leases. Except (i) as may be reflected in the FirstBanc Financial Statements and (ii) any Lien for current taxes not yet delinquent, FirstBanc has good title free and clear of any Lien to all the real and personal property reflected in FirstBanc's balance sheet as of December 31, 1995, included in the most recent FirstBanc TFR previously provided to Fort Bend and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of since such date for fair value in the ordinary course of business. All leases pursuant to which FirstBanc is a lessee or lessor of real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by FirstBanc or any event which, with notice or lapse of time or both, would constitute a default by FirstBanc. All of FirstBanc's buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of FirstBanc violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

     2.8 Taxes. Except as set forth on Schedule 2.8, FirstBanc has timely filed or will timely (including extensions) file all tax returns and reports required to be filed at or prior to the Closing Date ("FirstBanc Returns"). FirstBanc has paid, or set up adequate reserves on the FirstBanc Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and reports and will continue to set up adequate reserves on its future financial statements. FirstBanc has made the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by the FirstBanc Financial Statements. FirstBanc will not have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against FirstBanc which would not be covered by existing reserves. Except as set forth on Schedule 2.8, FirstBanc is not delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal income tax returns and state franchise tax returns of FirstBanc have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Schedule 2.8. There is no deficiency or refund litigation or matter in controversy with respect to FirstBanc Returns. Except as set forth on Schedule 2.8, FirstBanc (i) has not extended or waived any statute of limitations on the assessment of any tax due;
(ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the Best Knowledge of FirstBanc has the IRS proposed any such adjustment or change of accounting method) and
(iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     2.9 Material Adverse Change. Except as set forth on Schedule 2.9, since April 30, 1995, there has been no material adverse change in the Condition of FirstBanc except as may have resulted or may result from changes to laws and regulations.

     2.10 Commitments and Contracts.

          (a) Except as set forth on Schedule 2.10 (and with a true and correct copy of the document or other item in question attached to such Schedule), FirstBanc is not a party or subject to any of the following (whether written or oral, express or implied):

              (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which FirstBanc is or may become obligated to invest in or contribute capital to any entity;

              (ii) any agreement, indenture or other instrument not disclosed in the FirstBanc Financial Statements relating to the borrowing of money by FirstBanc or the guarantee by FirstBanc of any such obligation (other than deposits, Fed Funds borrowings, FHL Bank advances and repurchase agreements);

              (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

              (iv) any contract containing covenants which limit the ability of FirstBanc to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, FirstBanc may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

              (v) any agreement, contract or commitment (other than loans and deposits) with a term in excess of six months which is not terminable by FirstBanc on 30 days or less written notice without penalty or premium and which involves a monetary obligation on the part of FirstBanc in excess of $10,000; or

              (vi) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC").

          (b) FirstBanc is not in violation of its articles of incorporation or bylaws; or in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     2.11  Litigation and Other Proceedings.  Other than as set forth on
Schedule 2.11, FirstBanc is not a party to any pending or, to the Best Knowledge of FirstBanc, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which do not involve a claim for damages for more than $10,000, but not excepting any actions, suits or proceedings which purport or seek to enjoin or restrain the transactions contemplated by this Agreement or that seeks non-monetary relief. Without limiting the generality of the foregoing, except as set forth on Schedule 2.11 there are no actions, suits, or proceedings pending or, to the Best Knowledge of FirstBanc, threatened against FirstBanc or any of its officers or directors by any stockholder of FirstBanc (or any former stockholder of FirstBanc) or involving claims under any state or federal securities laws, the Community Reinvestment Act of 1977 (the "CRA") or the fair lending laws.

     2.12 Insurance. FirstBanc has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Interim Merger Effective Time that are known to FirstBanc. Set forth on Schedule 2.12 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of FirstBanc or its directors, officers, employees or agents. During the last five years, FirstBanc has not had an insurance policy canceled or been denied insurance coverage for which it has applied.

     2.13  Compliance with Laws.

           (a) FirstBanc has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of FirstBanc; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of FirstBanc, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

           (b) (i) Except as set forth in Schedule 2.13B, FirstBanc has complied in all material respects with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, and including without limitation, all statutes, rules, regulations and policy statements pertaining to the conduct of a savings association, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) FirstBanc is not in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. FirstBanc is not subject to or reasonably likely to incur a liability as a result of its past or present ownership, operation, or use of any Property (as defined below) of FirstBanc (whether directly or, to the Best Knowledge of FirstBanc, as a consequence of such Property being part of the investment portfolio of FirstBanc) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned, leased or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against FirstBanc relating to Property of FirstBanc before any court or other Regulatory Authority or arbitration tribunal relating to any toxic substance or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting FirstBanc with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of FirstBanc.

          (c) Except as set forth in Schedule 2.13C, since April 30, 1995, FirstBanc has not received any notification or communication as to any matter which has not been resolved from any Regulatory Authority (i) asserting that FirstBanc is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to FirstBanc, including without limitation FirstBanc' status as an insured depositary institution under the FDIA, (iii) requiring or threatening to require FirstBanc, or indicating that FirstBanc may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of FirstBanc, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect, other than as set forth in Schedule 2.13C.

          (d) FirstBanc is required by Section 32 of the FDIA to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, and has provided any such prior notice as appropriate.

     2.14 Labor. No work stoppage involving FirstBanc is pending or, to the Best Knowledge of FirstBanc, threatened. FirstBanc is not involved in, or, to the Best Knowledge of FirstBanc, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding. No employees of FirstBanc are represented by any labor union or any collective bargaining organization.

     2.15 Material Interests of Certain Persons.

          (a) Except as set forth on Schedule 2.15A, to the Best Knowledge of FirstBanc, no officer or director of FirstBanc, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of FirstBanc, which would be required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC if FirstBanc had a class of securities registered under
Section 12 of the Exchange Act.

          (b) Except as set forth on Schedule 2.15B, there are no loans in excess of $25,000 from FirstBanc to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to FirstBanc's Board of Directors ("Insider Loans"). All outstanding Insider Loans from FirstBanc were approved by or reported to FirstBanc's Board of Directors in accordance with applicable law and regulations.

     2.16 Allowance for Loan Losses; Nonperforming Assets.

          (a) The allowance for loan losses contained in the FirstBanc Financial Statements were established in accordance with the past practices and experiences of FirstBanc, and the allowance for loan losses shown on the condensed balance sheet of FirstBanc contained in the most recent FirstBanc TFR previously provided to Fort Bend is adequate under the requirements of GAAP and the rules, regulations and policies of the Texas Department and the OTS to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date of such balance sheet.

          (b) The sum of the aggregate amount of all Nonperforming Assets (as defined below) and all troubled debt restructurings (as defined under GAAP) on the books of FirstBanc does not exceed $1,750,000. "Nonperforming Assets" shall mean (A) loans and leases classified as nonperforming, (B) assets classified as real estate owned and other assets acquired through foreclosure, including in-substance foreclosed real estate, and (C) loans and leases that are on non-accrual status, in each case under the definitions applied by the Texas Department, the OTS and under GAAP, as appropriate. Schedule 2.16B lists all Nonperforming Assets as of the date of this Agreement.


     2.17 Employee Benefit Plans.

          (a) Schedule 2.17A lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, maintained, sponsored or contributed to by FirstBanc in respect of any of the present or former directors, officers, or other employees of and/or consultants to FirstBanc (collectively, "FirstBanc Employee Plans"). The following documents with respect to each FirstBanc Employee Plan are included in Schedule 2.17A: (i) a true and complete copy of all written documents comprising such FirstBanc Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the FirstBanc Employee Plan; (ii) the most recent and two prior years Forms 5500 or Forms 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

          (b) Except as set forth in Schedule 2.17B, all FirstBanc Employee Plans have been maintained and operated in accordance with their terms and with the requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to FirstBanc Employee Plans have been made.

          (c) Except as set forth in Schedule 2.17C, with respect to each of the FirstBanc Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or, to the Best Knowledge of FirstBanc, FirstBanc, to any tax or penalty; (iii) no Pension Plan or any trust created thereunder has been terminated; and (iv) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA: (i) FirstBanc would not have any liability or obligation to post a bond under
Section 4063 of ERISA if FirstBanc was to withdraw from such Plan; and (ii) FirstBanc would not have any liability under Section 4064 of ERISA if such Plan were to terminate.

          (d) At no time has First Banc maintained or sponsored a defined benefit Pension Plan.

          (e) FirstBanc has no liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation, except with respect to Ms. Diane Martz, a former FirstBanc employee.

          (f) FirstBanc has no liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

          (g) FirstBanc has no material liability under the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law, and has satisfied its obligations under such laws.

          (h) Except as set forth on Schedule 2.17H, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due from FirstBanc or any successor in interest due to any director or employee of FirstBanc, (ii) increase any benefit otherwise payable under any of the FirstBanc Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by FirstBanc or its successor in interest to or with respect to any employee or former employee of FirstBanc will fail to be deductible for federal income tax purposes by reason of Section 280G or 162(m) of the Code or otherwise.

     2.18 Conduct to Date. From and after April 30, 1995 through the date of this Agreement, except as set forth on Schedule 2.18 or in FirstBanc Financial Statements: (i) FirstBanc has conducted its business in the ordinary and usual course consistent with past practices; (ii) FirstBanc has not issued, sold, granted, conferred or awarded any of its Equity Securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of FirstBanc; (iii) FirstBanc has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) FirstBanc has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) FirstBanc has not incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) FirstBanc has not discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) FirstBanc has not sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, FirstBanc has not (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the FirstBanc Employee Plans or (D) agreed to do any of the foregoing; (ix) FirstBanc has not suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) FirstBanc has not canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of FirstBanc; (xi) FirstBanc has not entered into any material transaction, contract or commitment outside the ordinary course of its business; and (xii) FirstBanc has not made or guaranteed any loan to any of the FirstBanc Employee Plans.

     2.19 Proxy Statement, etc.  None of the information regarding
FirstBanc supplied or to be supplied by FirstBanc for inclusion or included in
(i) the proxy statement to be mailed to the stockholders or FirstBanc in accordance with Section 5.3 (the "Proxy Statement") or (ii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of FirstBanc's stockholders referred to in
Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which FirstBanc is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     2.20 Registration Obligations. FirstBanc is not under any obligation, contingent or otherwise, which will survive the Interim Merger Effective Time by reason of any agreement to register any of its securities under the Securities Act or any state blue sky laws.

     2.21 Takeover Provisions Not Applicable. The transactions contemplated by this Agreement are exempt from any applicable state takeover law, and FirstBanc has taken or will take all steps necessary so that any takeover provisions in the articles of incorporation or bylaws of FirstBanc will not apply to the Voting Agreements, the Agreement Not to Compete, this Agreement or any of the transactions contemplated hereby or thereby.

     2.22 Regulatory Matters. FirstBanc has not taken or agreed to take any action or has any knowledge or any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 6.1(a) hereof or the consummation of the transactions contemplated by this Agreement.

     2.23 Brokers and Finders. Neither FirstBanc nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FirstBanc, in connection with this Agreement or the transactions contemplated hereby.

     2.24 Accuracy of Information. The statements of FirstBanc contained in this Agreement, the Schedules hereto and any other written document executed and delivered by or on behalf of FirstBanc pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

     2.25 Community Reinvestment Act Compliance. FirstBanc is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and FirstBanc currently has a CRA rating of satisfactory or better from the OTS. To the Best Knowledge of FirstBanc, there is no fact or circumstance or set of facts or circumstances which would cause FirstBanc to fail to comply with such provisions or cause the CRA rating of FirstBanc to fall below satisfactory.


                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                      OF FORT BEND AND FORT BEND FEDERAL


     Fort Bend and Fort Bend Federal represent and warrant to and covenant with FirstBanc as follows:

     3.1 Organization and Authority. Fort Bend and each of its subsidiaries is a corporation, savings and loan association or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in the case of its subsidiaries, where the failure to be so qualified would not have a material adverse effect on the Condition of Fort Bend and its subsidiaries, taken as a whole. Fort Bend is registered as a savings and loan holding company with the OTS under the HOLA. True and complete copies of the Certificate of Incorporation and Bylaws of Fort Bend and of the Charter and Bylaws of Fort Bend Federal, each as in effect on the date of this Agreement, are set forth in Schedule 3.1.

     3.2 Capitalization of Fort Bend. The authorized capital stock of Fort Bend consists of (i) 2,000,000 shares of Fort Bend Common Stock, of which, as of December 31, 1995, 828,703 shares were issued and outstanding and (ii) 500,000 shares of preferred stock, issuable in series, none of which, on such date, were issued or outstanding. In addition, as of December 31, 1995, Fort Bend had reserved 560,182 shares of Fort Bend Common Stock for issuance upon conversion of $12,100,000 aggregate principal amount of 8% Convertible Subordinated Debentures due December 1, 2005 (the "Convertible Debentures"). As of December 31, 1995, Fort Bend had reserved 51,139 shares of Fort Bend Common Stock for issuance upon the exercise of options ("Fort Bend Stock Options") under the Fort Bend stock option and incentive plan. From December 31, 1995 through the date of this Agreement, no other Equity Securities of Fort Bend have been issued, excluding any Fort Bend Stock Options and shares of Fort Bend Common Stock which may have been issued upon exercise of Fort Bend Stock Options or conversion of the Convertible Debentures. Fort Bend and its subsidiaries continually evaluate possible acquisitions and may prior to the Interim Merger Effective Time enter into one or more agreements providing for, and may consummate, the acquisition of another savings bank or other company (or the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Interim Merger Effective Time, Fort Bend and its subsidiaries may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing, employee benefit or other purposes. In addition, subsequent to December 31, 1995, Fort Bend repurchased shares of Fort Bend Common Stock pursuant to an ongoing stock repurchase program and, prior to the Interim Merger Effective Time, may repurchase additional shares of Fort Bend Common Stock, subject to market conditions, the Thrift Regulations and other factors deemed relevant by the Board of Directors and management of Fort Bend. Notwithstanding any of the foregoing, Fort Bend will not take any action that would materially impede or delay receipt of any approval referred to in Section 6.1(a) hereof or the consummation of the transactions contemplated by this Agreement. Except as discussed above, there are no other Equity Securities of Fort Bend outstanding on the date hereof.

     3.3  Authorization.

          (a) Fort Bend and Fort Bend Federal have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Fort Bend and Fort Bend Federal and the consummation by Fort Bend and Fort Bend Federal of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Fort Bend and Fort Bend Federal and subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, will be a valid and binding obligation of Fort Bend and Fort Bend Federal enforceable against Fort Bend and Fort Bend Federal in accordance with its terms.

          (b) Neither the execution, delivery or performance by each of Fort Bend and Fort Bend Federal of this Agreement, nor the consummation by each of Fort Bend and Fort Bend Federal of the transactions contemplated hereby, nor compliance by each of Fort Bend and Fort Bend Federal with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its Certificate of Incorporation, charter or bylaws, (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Fort Bend or any of its subsidiaries under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation, charter or bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fort Bend or any of its subsidiaries is a party or by which it may be bound, or to which Fort Bend or any of its subsidiaries or any of their material property or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.3, to the best knowledge of Fort Bend and Fort Bend Federal (collectively, the "Best Knowledge of Fort Bend"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Fort Bend or any of its subsidiaries or any of their respective material properties or assets.

          (c) Other than in connection with or in compliance with the provisions of the Texas Act, the TBCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, the FDIA, the HOLA and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or third party is necessary for the consummation by Fort Bend or Fort Bend Federal of the transactions contemplated by this Agreement.

     3.4 Fort Bend Financial Statements. The consolidated balance sheets of Fort Bend and the Fort Bend Subsidiaries as of March 31, 1995 and 1994 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended March 31, 1995, together with the notes thereto, audited by Coopers & Lybrand LLP, and the unaudited consolidated condensed balance sheets of Fort Bend and its subsidiaries as of June 30, September 30, and December 31, 1995, and the related unaudited consolidated condensed statements of income, cash flows and changes in stockholders' equity for the periods then ended, included in quarterly reports on

Form 10-QSB (each a "Fort Bend Form 10-Q") as filed with the SEC (collectively, the "Fort Bend Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Fort Bend and its subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Fort Bend and its subsidiaries for the periods stated therein and are derived from the books and records of Fort Bend and its subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.

     3.5  Fort Bend Reports.  Since March 31, 1993, each of Fort Bend and
Fort Bend Federal has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Fort Bend Reports." As of its respective date, each Fort Bend Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6 Material Adverse Change. Since March 31, 1995, there has been no adverse change in the Condition of Fort Bend and its subsidiaries, taken as a whole, that would adversely effect the ability of Fort Bend to make payment of the Merger Consideration.

     3.7  Proxy Statement, etc.  None of the information regarding Fort
Bend or any of its subsidiaries supplied or to be supplied by Fort Bend for inclusion or included in the Proxy Statement or any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Fort Bend or Fort Bend Federal are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.8 Brokers and Finders. Other than with respect to the engagement of Charles Webb & Company, neither Fort Bend nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Fort Bend or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby. Any fees determined to be due and owing as a result of the engagement of Charles Webb & Company shall be the sole responsibility of Fort Bend.

     3.9  Accuracy of Information.  The statements of Fort Bend and Fort
Bend Federal contained in this Agreement, the Schedules hereto and in any other written document executed and delivered by or on behalf of Fort Bend pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

     3.10 Available Funds.  As of the Interim Merger Effective Time, Fort
Bend will have available to it sufficient readily available funds to satisfy its obligations under Section 1.3 of this Agreement.

                                  ARTICLE IV

       CONDUCT OF BUSINESSES PRIOR TO THE INTERIM MERGER EFFECTIVE TIME


     4.1 Conduct of Businesses Prior to the Interim Merger Effective Time. During the period from the date of this Agreement to the Interim Merger Effective Time, FirstBanc shall conduct its business only in the ordinary and usual course consistent with past practices and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

     4.2 Forbearances. During the period from the date of this Agreement to the Interim Merger Effective Time, FirstBanc shall not, without the prior written consent of Fort Bend (which, with respect to subsections (d), (g), (j) and (k) below, shall not be unreasonably withheld):

          (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock;

          (b) enter into or amend any employment, severance, consulting or similar agreement or arrangement with any director or officer or employee, or modify any of the FirstBanc Employee Plans (except as set forth in Section 5.8 of this Agreement) or permit any Employee Plan to incur indebtedness for borrowed funds or grant any salary, wage, fee or other increase in compensation, or increase any benefit to an employee or other agent (including incentive or bonus payments and consulting bonuses or fees), except normal individual increases in compensation of employees (but not directors or executive officers), in each case and in the aggregate consistent with past practice or to the extent required by law;

          (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

          (d) propose or adopt any amendments to its articles of incorporation or bylaws;

          (e) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

          (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (g) enter into or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $250,000, provided that FirstBanc may make any such loan in the event (A) FirstBanc has delivered to Fort Bend or its designated representative a notice of its intention to make such loan and such information as Fort Bend or its designated representative may reasonably require in respect thereof and (B) Fort Bend or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Fort Bend of the notice of intention and information as aforesaid, and provided further that no such consent shall be required in respect of single-family residential loans or credits not exceeding $250,000 that are saleable in recognized secondary markets pursuant to FirstBanc's lending policies as in effect on the date hereof; (ii) enter into, or increase in an amount in excess of $100,000, any commercial or multi-family real estate loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any commercial or multi-family real estate project or entity, or Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that FirstBanc may make any such loan in the event (A) FirstBanc has delivered to Fort Bend or its designated representative a notice of its intention to make such loan and such information as Fort Bend or its designated representative may reasonably require in respect thereof and (B) Fort Bend or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Fort Bend of the notice of intention and information as aforesaid; (iii) Lend to any person or entity, any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of FirstBanc (except those denoted "pass" or similar notation thereon), in an amount in excess of $20,000; or (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of FirstBanc (in this regard, FirstBanc shall promptly telecopy to Fort Bend copies of all FirstBanc loan and deposit pricing reports as well as summaries of any proposed asset sales and secondary market transactions as soon as they are identified); provided, however, that nothing in this paragraph shall prohibit FirstBanc from honoring any contractual obligation in existence on the date of this Agreement or, with respect to loans described in clause (i) above, making such loans after consent by Fort Bend and further provided that in no event shall Fort Bend lend to any person or entity when Fort Bend objected to such loan by First Banc;

          (h) (i) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to (A) a merger or consolidation, or any similar transaction, involving FirstBanc, (B) a purchase, lease or other acquisition of all or substantially all of the assets of FirstBanc or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of FirstBanc (each such transaction being referred to herein as an "Acquisition Transaction"; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only FirstBanc), or (ii) except to the extent that the fulfillment of the fiduciary duties of FirstBanc's directors requires such action, as so advised in writing by FirstBanc's outside counsel, provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and FirstBanc shall immediately notify Fort Bend orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Fort Bend in writing;

          (i) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Fort Bend, Fort Bend Federal or FirstBanc to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement;

          (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (k) make any downward adjustments to FirstBanc's allowance for loan losses other than in accordance with GAAP and immediate past practices; or

          (l) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in
Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


     5.1 Access and Information. FirstBanc shall afford to Fort Bend and its subsidiaries, and to their accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Interim Merger Effective Time, to all its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to them (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and
(ii) all other information concerning its business, properties and personnel as they may reasonably request. Except as may be required by law, Fort Bend shall, and shall cause its subsidiaries, advisors and representatives to, (A) hold confidential all information obtained hereby with respect to FirstBanc which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from FirstBanc to it and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

     5.2 Regulatory Filings. FirstBanc, Fort Bend and Fort Bend Federal shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.

     5.3 Stockholder Approval. FirstBanc shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon this Agreement and the Interim Merger. In connection with such meeting, Fort Bend and FirstBanc shall cooperate in the preparation of the Proxy Statement and, with the approval of each of Fort Bend and FirstBanc, the Proxy Statement shall be filed with the OTS and the Texas Department, if applicable, and mailed to the stockholders of FirstBanc. The Board of Directors of FirstBanc shall submit for approval of FirstBanc's stockholders the matters to be voted upon at such meeting. The Board of Directors of FirstBanc hereby does and (except to the extent that the fulfillment of the fiduciary duties of FirstBanc's directors so requires in connection with an unsolicited Acquisition Transaction, as so advised in writing by FirstBanc's outside counsel) will unanimously recommend this Agreement and the Interim Merger to the stockholders of FirstBanc and will use its best efforts to obtain any vote of FirstBanc's stockholders necessary for the approval and adoption of this Agreement and the Interim Merger.

     5.4 Current Information. During the period from the date of this Agreement to the Interim Merger Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations, of any fact, omission or condition which makes untrue or misleading or shows to have been untrue or misleading the information supplied by it for inclusion in the Proxy Statement, and of any governmental complaints, examinations, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

     5.5 Conforming Adjustments. FirstBanc shall cooperate in making any accounting adjustments requested by Fort Bend, including the establishment of additional accruals and reserves ("Conforming Adjustments"). These Conforming Adjustments will enable Fort Bend to conform FirstBanc's accounting policies and practices to Fort Bend's, as well as to conform the parties interest rate risk position. The Conforming Adjustments shall, to the extent determined by Fort Bend, be made immediately prior to the Closing but after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in
Article VI of this Agreement as confirmed by the parties at such time. Notwithstanding anything to the contrary contained in this Agreement, (i) no Conforming Adjustment shall be taken into account for purposes of determining contributions to qualified or non-qualified employee benefit plans and (ii) no Conforming Adjustment, or any litigation or regulatory proceeding relating thereto, or any other effect on any party resulting from its compliance with this Section 5.5, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or be deemed to constitute or cause a material adverse effect or material adverse change on FirstBanc.

     5.6 Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, provided that any and all filing fees required as part of any application filed with the OTS, the Texas Department or any other Regulatory Authority in connection with this Agreement shall be borne by Fort Bend.

     5.7 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions and, except to the extent required for the fulfillment of the fiduciary duties of FirstBanc's directors, as so advised in writing by FirstBanc's outside counsel, to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and Fort Bend shall cause each of its subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Fort Bend, desirable for the consummation of the transactions contemplated by this Agreement.

     5.8  Employee Agreements and Benefits.

          (a) Prior to the Interim Merger Effective Time, FirstBanc shall make no amendments to the FirstBanc ESOP or any other tax-qualified retirement plan maintained by FirstBanc (together with the FirstBanc ESOP, the "FirstBanc Qualified Plans") without the prior written approval of Fort Bend or as otherwise permitted by this Section 5.8(a), and shall make no additional contributions to the FirstBanc ESOP and no additional employer contributions to any other FirstBanc Qualified Plan (other than any employee deferrals and any matching contributions required under FirstBanc's tax-qualified employee savings and retirement plan (the "401(k) Plan"). FirstBanc shall take all steps necessary to ensure that, prior to the Interim Merger Effective Time, (i) the FirstBanc ESOP and trust therefor shall have been terminated, (ii) all assets in the FirstBanc ESOP shall have been distributed to the former participants in the FirstBanc ESOP, as appropriate and in a manner consistent with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (iii) FirstBanc shall have obtained any OTS or Texas Department consent and/or approval necessary in connection with termination and winding up of all outstanding FirstBanc ESOP obligations and (iv) a trust or other fund shall have been established, or a payment shall have been made into the registry of a federal court, with sufficient assets (A) to pay Michael E. Casey any amount to which he is ultimately entitled pursuant to the interpleader action filed on November 1, 1995, by the trustee of the FirstBanc ESOP against Michael
E. Casey et al., and, except for any attorney fees and expenses which are the subject of the Escrow Agreement set forth at Exhibit E, to pay any and all costs and expenses related thereto, and (B) to compensate the FirstBanc ESOP trustee in full. At the Thrift Merger Effective Time or thereafter, Fort Bend may terminate any remaining FirstBanc Qualified Plans, continue such FirstBanc Qualified Plans, or merge such FirstBanc Qualified Plans with another tax-qualified retirement plan maintained by Fort Bend or its Subsidiaries, all in its sole discretion, but in a manner consistent with the requirements of ERISA. The vested accrued benefits of participants in the FirstBanc Qualified Plans shall not be reduced by virtue of any such termination, continuation or merger of the FirstBanc Qualified Plans.

          (b) Fort Bend Federal anticipates retaining certain employees of FirstBanc as employees of Fort Bend Federal after the Thrift Merger Effective Time, subject to the needs of Fort Bend Federal and the qualifications of such employees. Employees of FirstBanc who continue in employment with Fort Bend Federal following the Thrift Merger Effective Time shall be credited for prior years of service with FirstBanc for purposes of eligibility and vesting under Fort Bend Federal benefit plans and policies (including, without limitation, vacation and sick leave policies), there shall be no exclusion from medical coverage as the result of pre-existing conditions that were covered under the medical plan of FirstBanc. With respect to Diane Martz, a former employee of FirstBanc, Fort Bend Federal shall provide health and life insurance benefits in an amount equal to the lesser of (i) the amount provided to existing employees of Fort Bend Federal and (ii) the amount to which Burkholder and Associates agrees in writing to insure Ms. Martz; provided, however, that the cost to Fort Bend Federal of insuring Ms. Martz shall not exceed the cost to Fort Bend Federal of insuring any other of its employees.

     5.9 Press Releases. Except as may be required by law, Fort Bend shall issue any and all press releases relating to this Agreement or any of the transactions contemplated hereby, following approval by FirstBanc as to the form and substance of such press releases (which approval shall not be unreasonably withheld or delayed).

     5.10 Third Parties. FirstBanc shall immediately terminate all negotiations or discussions concerning any Acquisition Transaction with parties other than Fort Bend and enforce the terms of all confidentiality agreements with such other parties.

     5.11 Dissenting Shares. FirstBanc will comply with all applicable notification and other provisions of regulations or statutes relating to Dissenting Shares.

     5.12 Right to Attend Meetings of FirstBanc Board and Stockholders. FirstBanc shall give the President of Fort Bend at least five business days' written notice of any regular or special meeting of FirstBanc's Board of Directors or stockholders, and FirstBanc shall allow one representative of Fort Bend to attend any such meeting of FirstBanc's Board of Directors or stockholders; provided however, the Fort Bend representative shall be excluded from those portions of the FirstBanc Board of Directors meeting where this Agreement is discussed or where confidential competitive matters are discussed.


                                  ARTICLE VI

                                  CONDITIONS


     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Interim Merger shall be subject to the fulfillment or waiver at or prior to the Interim Merger Effective Time of the following conditions:

          (a) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the OTS and all other Regulatory Authorities, if any, having approval authority with respect to the Merger, without the imposition of any condition which differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby and in the good faith opinion of Fort Bend compliance with which would materially adversely affect the reasonably anticipated benefits of the Merger to Fort Bend or Fort Bend Federal, and all applicable waiting periods shall have expired.

          (b) Neither Fort Bend, Fort Bend Federal nor FirstBanc shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     6.2 Conditions to Obligations of FirstBanc to Effect the Merger. The obligation of FirstBanc to effect the Interim Merger shall be subject to the fulfillment or waiver at or prior to the Interim Merger Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Fort Bend and Fort Bend Federal set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and in all material respects as of the Interim Merger Effective Time (as though made on and as of the Interim Merger Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement) and FirstBanc shall have received a certificate of the president and chief executive officer of Fort Bend and Fort Bend Federal to that effect.

          (b) Performance of Obligations. Fort Bend and Fort Bend Federal shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Interim Merger Effective Time, and FirstBanc shall have received a certificate of the president and chief executive officer of Fort Bend and Fort Bend Federal to that effect.

          (c) Opinion of Counsel. FirstBanc shall have received an opinion from Silver, Freedman & Taff, L.L.P., counsel to Fort Bend and Fort Bend Federal (which counsel may rely on the opinion of Texas counsel as to matters of Texas law), dated the Closing Date, in the form attached hereto as Exhibit G.

     6.3  Conditions to Obligations of Fort Bend and Fort Bend Federal to
Effect the Merger. The obligations of Fort Bend and Fort Bend Federal to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Interim Merger Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of FirstBanc set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and in all material respects as of the Interim Merger Effective Time (as though made on and as of the Interim Merger Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement) and Fort Bend and Fort Bend Federal shall have received a certificate of the president and chief executive officer of FirstBanc to that effect.

          (b) Performance of Obligations. FirstBanc shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Interim Merger Effective Time, and Fort Bend and Fort Bend Federal shall have received a certificate of the president and chief executive officer of FirstBanc to that effect.

          (c) Opinion of Counsel. Fort Bend and Fort Bend Federal shall have received an opinion from Larry E. Temple, Esq., counsel to FirstBanc, dated the Closing Date, in the form attached hereto as Exhibit H.

          (d) Voting Agreements. Simultaneous with the execution and delivery of this Agreement, each of the directors of FirstBanc and Michael E. Casey shall have executed and delivered to Fort Bend the Voting Agreement, the form of which is attached hereto as Exhibit C.

          (e) Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for or in connection with the execution, delivery and performance of this Agreement and the Merger shall have been obtained and shall be in full force and effect.

          (f) OTS and Texas Department Agreements. The approval of any Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement shall not be conditioned upon, or subject the Surviving Thrift at the time of the Thrift Merger to, any supervisory, operating or other agreements with any such Regulatory Authorities (including, without limitation, any supervisory or other agreement or cease and desist order from or with the OTS or the Texas Department).

          (g) No Significant Decrease in Deposit Account Balances. There shall not have occurred any decrease of 5% or more in the savings, checking or other deposit account balances at FirstBanc from December 31, 1995 to the Closing Date.

          (h) Reconciliation of Accounts. The reconciliation of deposit and checking account balances to be performed by FirstBanc as of the Closing Date shall not result in an adjustment to expense in excess of $25,000.

          (i) FirstBanc ESOP Obligation. The FirstBanc ESOP and trust therefor shall have been terminated, all assets in the FirstBanc ESOP shall have been distributed to the former participants in the FirstBanc ESOP, as appropriate and in a manner consistent with the requirements of ERISA, FirstBanc shall have obtained any OTS or Texas Department consent and/or approval necessary in connection with termination and winding up of all outstanding FirstBanc ESOP obligations and a trust or other fund shall have been established, or a payment shall have been made into the registry of a federal court, with sufficient assets: (i) to pay Michael E. Casey any amount to which he is ultimately entitled pursuant to the interpleader action filed on November 1, 1995, by the trustee of the FirstBanc ESOP against Michael E. Casey et al., and, except for any attorney fees and expenses which are the subject of the Escrow Agreement set forth at Exhibit E, to pay any and all costs and expenses related thereto, (ii) to compensate the FirstBanc ESOP trustee in full.

          (j) Agreement Not to Compete. Simultaneous with the execution and delivery of this Agreement, Michael E. Casey shall have executed and delivered to Fort Bend an Agreement Not to Compete, the form of which is attached hereto as Exhibit D.

          (k) Assignment of Indemnification Regarding FirstBanc ESOP. Simultaneous with the execution and delivery of this Agreement, Michael E. Casey, FirstBanc and the trustee of the FirstBanc ESOP shall have entered into the Consent to Indemnification Assignment Agreement set forth as Exhibit E.

          (l) Minimum Capital of FirstBanc. The tangible capital of FirstBanc (as defined under GAAP) as of the Closing Date shall not be less than $3,037,000 (FirstBanc's tangible capital as of December 31, 1995) plus any adjustment to the Merger Consideration pursuant to Section 1.3(a)(i) (the "Threshold Amount"); provided, however, that FirstBanc's tangible capital may be reduced below the Threshold Amount due only to the Conforming Adjustments and any special assessment on FirstBanc's deposits imposed by the FDIC between the date hereof and the Closing Date, and provided that the amount of any reduction in tangible capital below the Threshold Amount shall be equal to no more than the after tax effect of the Conforming Adjustments and such special assessment.

          (m) Tax Opinion. Fort Bend shall have received a tax opinion from Silver, Freedman & Taff, L.L.P., or such other firm reasonably acceptable to FirstBanc, to the effect (based upon assumptions contained in such opinion or in reliance on tax representation letters of the parties) that the Interim Merger constitutes a qualified stock purchase by Fort Bend of all of the issued and outstanding FirstBanc Common Stock and the Thrift Merger constitutes a tax-free or tax-deferred reorganization under Section 368(a)(1)(A) or (D) of the Code.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER


     7.1 Termination. This Agreement may be terminated at any time prior to the Interim Merger Effective Time, whether before or after any requisite stockholder approval:

          (a) by mutual consent by the Board of Directors of Fort Bend and the Board of Directors of FirstBanc;

          (b) by the Board of Directors of Fort Bend or the Board of Directors of FirstBanc at any time after November 15, 1996 (provided that if a protest has been filed against either party to this Agreement pursuant to the Community Reinvestment Act, this date shall be extended for up to an additional forty-five
(45) days in order to resolve such protest) if the Interim Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (c) by the Board of Directors of Fort Bend or the Board of Directors of FirstBanc if (i) any Regulatory Authority has denied approval of the Interim Merger and such denial has become final and nonappealable or (ii) stockholders of FirstBanc shall not have approved this Agreement and the Interim Merger at the meeting referred to in Section 5.3 following a favorable recommendation of such matters by FirstBanc's Board of Directors;

          (d) by the Board of Directors of Fort Bend in the event of a material breach by FirstBanc of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to FirstBanc by Fort Bend;

          (e) by the Board of Directors of FirstBanc in the event of a material breach by Fort Bend or Fort Bend Federal of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Fort Bend by FirstBanc.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Fort Bend, Fort Bend Federal or FirstBanc or their respective officers or directors except as set forth in the second sentence of Section 5.1, in Section 5.6, in the last sentence of Section 8.1.

     7.3 Amendment. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of FirstBanc; provided, however, that (i) after any such approval by the stockholders of FirstBanc no such modification shall alter or change the amount or kind of consideration to be received by holders of FirstBanc Common Stock as provided in this Agreement and (ii) Fort Bend may make, and FirstBanc's Board of Directors shall approve and its duly authorized representative shall execute, such amendments as are permitted by Section 1.5 hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Fort Bend and FirstBanc.

     7.4 Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

     7.5 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the Board of Directors of the party which is, or whose stockholders are, entitled to the benefits thereof.


                                 ARTICLE VIII

                              GENERAL PROVISIONS


     8.1 Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.1, all representations, warranties and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive at the Interim Merger Effective Time or the termination of this Agreement in accordance with its terms. In the event of consummation of the Interim Merger, the agreements contained in or referred to in Section 5.8 shall survive the Thrift Merger Effective Time. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in the second sentence of Section 5.1 and in Sections 5.6 and 7.2 and in the last sentence of this Section 8.1 shall survive such termination. Nothing herein shall (i) relieve a breaching party from liability to a non-breaching party in the event of a proper termination of this Agreement pursuant to Section 7.1(d) or 7.1(e) or (ii) limit the remedy or relief of the non-breaching party against the breaching party, it being agreed and understood by the parties hereto that a non-breaching party shall be entitled to specifically enforce the terms of this Agreement and the transactions contemplated hereby in an equitable proceeding, without posting any bond, as the non-breaching party's remedies at law are inadequate to compensate it for the injury or loss sustained as a result of such breach; it being further agreed by the parties that all remedies shall be deemed cumulative and no remedies shall be exclusive.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)   if to Fort Bend or Fort Bend Federal, or both:

                Fort Bend Holding Corp.
                3400 Avenue H
                P.O. Box 951
                Rosenberg, Texas  77471
                Attention:  Lane Ward
                            President and Vice
                            Chairman
                Telecopy:   (713) 342-4219

                Copies to:

                Silver, Freedman & Taff, L.L.P.
                1100 New York Avenue, N.W.
                Washington, D.C.  20005
                Attention:  Martin L. Meyrowitz, P.C.
                Telecopy:   (202) 682-0354

          (ii)  if to FirstBanc:

                FirstBanc Savings Association of Texas
                5819 Highway 6, Suite 100
                Missouri City, Texas  77459
                Attention:  J.R. Hardin
                            Chairman of the Board
                Telecopy:   (713) 261-2318

                Copy to:

                Larry E. Temple, Esq.
                Suite 1510
                400 West 15th Street
                Austin, Texas  78701
                Telecopy:   (512) 477-4478


     8.3 Miscellaneous. This Agreement (including the Schedules referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder,
(iii) shall not be assigned by operation of law or otherwise and (iv) shall be governed in all respects by the laws of the State of Texas, except as otherwise specifically provided herein or required by federal law or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.

          Fort Bend, Fort Bend Federal and FirstBanc have caused this Agreement to be duly executed by their authorized representatives on the date first above written.


FORT BEND HOLDING CORP.             FIRSTBANC SAVINGS ASSOCIATION
                                    OF TEXAS


By:   /s/ LANE WARD                 By:    /s/ J.R. HARDIN
          ---------                            -----------
Name:     Lane Ward                 Name:      J.R. Hardin
Title:    President                 Title:     Chairman



Attested by:  /s/ SANDRA SAMFORD    Attested by:   /s/ DAVID A. BUBIER
                  --------------                       ---------------
Name:             Sandra Samford    Name:              David A. Bubier
Title:            Corporate         Title:             President
                   Secretary



FORT BEND FEDERAL SAVINGS AND
LOAN ASSOCIATION OF ROSENBERG


By:  /s/  LANE WARD
          ---------
Name:     Lane Ward
Title:    President



Attested by:  /s/ SANDRA SAMFORD
                  --------------
Name:             Sandra Samford
Title:            Corporate
                   Secretary

                                                                       EXHIBIT A

                                PLAN OF MERGER

                                      OF

               ACQUISITION FEDERAL SAVINGS AND LOAN ASSOCIATION

                                 WITH AND INTO

                    FIRSTBANC SAVINGS ASSOCIATION OF TEXAS


     THIS PLAN OF MERGER (this "Plan") dated August 16, 1996, is made between FIRSTBANC SAVINGS ASSOCIATION OF TEXAS, a Texas stock-form savings and loan association ("FirstBanc") and ACQUISITION FEDERAL SAVINGS AND LOAN ASSOCIATION, a Federal stock-form savings and loan association formed for the sole purpose of implementing the merger contemplated herein ("Acquisition Thrift").

     This Plan is being entered into pursuant to an Agreement and Plan of Merger, dated May 10, 1996, by and between Fort Bend Holding Corp. ("Fort Bend"), Fort Bend Federal Savings and Loan Association of Rosenberg and FirstBanc (the "Merger Agreement"), which is incorporated herein by reference. Terms defined in the Merger Agreement and used, but not otherwise defined, in this Plan shall have the same definitions for purposes of this Plan.

     In consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

                                  Section 1.

     Subject to the terms of the Merger Agreement, Acquisition Thrift shall merge with and into FirstBanc (the "Interim Merger"). FirstBanc shall be the surviving savings association of the Interim Merger (the "Interim Thrift"). The Interim Merger shall not be effective unless and until approved by the Office of Thrift Supervision and the Texas Savings and Loan Department, as appropriate.

                                  Section 2.

     The name of the Interim Thrift shall be "FirstBanc Savings Association of Texas."

                                  Section 3.

     The location of the home office of the Interim Thrift shall be as follows:

                           5819 Highway 6, Suite 100
                          Missouri City, Texas 77459

                                  Section 4.

     The basis on which the Interim Thrift's deposit accounts will be issued will be identical to that of FirstBanc's accounts immediately prior to the Interim Merger Effective Time.

                                  Section 5.

     The number of directors which the Interim Thrift shall have shall be eight. The terms which the directors shall serve shall be as stated below. Each director shall serve until his successor is duly elected and qualified. The directors who shall serve as of the Interim Merger Effective Time shall be:

        NAME        ADDRESS       TERM EXPIRES
        ----        -------       ------------

                     [FORT BEND PERSONNEL TO BE APPOINTED]



                                  Section 6.

          As of the time the Interim Merger shall become effective, the charter and bylaws of the Interim Thrift shall be the charter and bylaws of FirstBanc.

                                  Section 7.

          At the Interim Merger Effective Time, the Interim Thrift shall be considered the same business and corporate entity as each of the Acquisition Thrift and FirstBanc (collectively, the "Constituent Thrifts") and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Constituent Thrifts shall vest in the Interim Thrift and the Interim Thrift shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Thrifts and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Interim Thrift. In addition, any reference to either of the Constituent Thrifts in any contract or document, whether executed or taking effect before or after the Interim Merger Effective Time, shall be considered a reference to the Interim Thrift if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceedings to which either of the Constituent Thrifts is a party shall not be deemed to have been abated and shall have the same force and effect as if the Interim Merger had not occurred; or the Interim Thrift may be substituted as a party to such action or proceedings, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Thrifts if the Interim Merger had not occurred.

                                   Section 8.

          (a) At the Interim Merger Effective Time, each share of FirstBanc Common issued and outstanding immediately prior to the Interim Merger Effective Time, other than Dissenting

Shares, shall be converted into the right to receive the Merger Consideration as described in the Merger Agreement.

          (b) At the Interim Merger Effective Time, except with respect to Dissenting Shares, all of the shares of FirstBanc Common Stock, by virtue of the Interim Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Interim Merger Effective Time represented outstanding shares of FirstBanc Common Stock (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with the Merger Agreement. Holders of Dissenting Shares shall have such rights as are provided under the Texas Act and the TCBA.

          (c) At the Interim Merger Effective Time, each share of FirstBanc Common Stock, if any, held in the treasury of FirstBanc (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Interim Merger Effective Time shall be canceled.

          (d) Each share of common stock, par value $.01 per share, of Acquisition Thrift outstanding immediately prior to the Interim Merger Effective Time shall be converted into and become one share of FirstBanc Common Stock.

                                  Section 9.

          In the event the Merger Agreement is terminated pursuant to the terms thereof, this Plan shall also be terminated and the Interim Merger provided for herein shall thereby be abandoned automatically without further act or deed by the parties hereto.

                                  Section 10.

          Consummation of this Plan is subject to the satisfaction of the conditions set forth in the Merger Agreement.


                                  Section 11.

          This Plan must be ratified and confirmed by the affirmative vote of the stockholders of FirstBanc and Acquisition Thrift owning the requisite percentage of their respective capital stock outstanding as required by law, at meetings to be held on the call of their respective Boards of Directors; and the Interim Merger shall become effective upon such date as is provided in the Merger Agreement.

          IN WITNESS WHEREOF, FirstBanc and Acquisition Thrift have caused this Plan to be executed in multiple copies by their duly authorized officers, and have caused their seals to be hereunto affixed, as of the date first above written.


                                 FIRSTBANC SAVINGS ASSOCIATION
                                  OF TEXAS
ATTEST:



By:                              By:
    ---------------------------      -------------------------


     (SEAL)



                                 ACQUISITION FEDERAL SAVINGS
                                  AND LOAN ASSOCIATION
ATTEST:



By:                              By:
    ---------------------------      -------------------------


     (SEAL)

                                                                       EXHIBIT B



                            THRIFT MERGER AGREEMENT

     THIS THRIFT MERGER AGREEMENT (this "Agreement") dated August 16, 1996, is made between FIRSTBANC SAVINGS ASSOCIATION OF TEXAS, a Texas stock-form savings bank ("FirstBanc") and Fort Bend Federal Savings and Loan Association of Rosenberg, a Federal stock-form savings and loan association ("Fort Bend Federal").

     This Agreement is being entered into pursuant to an Agreement and Plan of Merger, dated May 10, 1996, by and between Fort Bend Holding Corp. ("Fort Bend"), Fort Bend Federal and FirstBanc (the "Merger Agreement"), which is incorporated herein by reference. Terms defined in the Merger Agreement and used, but not otherwise defined, in this Agreement shall have the same definitions for purposes of this Agreement.

     In consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

                                  Section 1.

     FirstBanc shall merge with and into Fort Bend Federal (the "Thrift Merger"). Fort Bend Federal shall be the surviving savings association of the Thrift Merger (the "Resulting Thrift"). The Thrift Merger shall not be effective unless and until approved by the Office of Thrift Supervision and the Texas Savings and Loan Department, as appropriate.

                                  Section 2.

     The name of the Resulting Thrift shall be "Fort Bend Federal Savings and Loan Association of Rosenberg."

                                  Section 3.

     The location of the home office and branch offices of the Resulting Thrift shall be as follows:

Home Office
- -----------

3400 Avenue H
Rosenberg, TX

Branch Offices
- --------------

3328 School Street    10881 Bissonnet    9212 Highway 60
Needville, TX         Houston, TX        East Bernard, TX

919 Avenue C          5819 Highway 6
Katy, TX              Suite 100
                      Missouri City, TX

                                  Section 4.

     The basis on which the Resulting Thrift's deposit accounts will be issued will be identical to that of the Constituent Thrifts' (as hereinafter defined) accounts immediately prior to the Thrift Merger Effective Time.

                                  Section 5.

     The number of directors which the Resulting Thrift shall have shall be eight. Each director shall serve until his successor is duly elected and qualified. The directors who shall serve as of the Thrift Merger Effective Time and the terms which such directors shall serve are set forth below:


Name and Address           Term to Expire
- ----------------           --------------

Robert W. Lindsey               1997
[Residential Address]

Lane Ward                       1997
[Residential Address]

J. Patrick Gubbels              1999
[Residential Address]

Wayne O. Poldrack               1999
[Residential Address]

George C. Brady                 1998
[Residential Address]

William A. Little               1998
[Residential Address]


                                  Section 6.

     As of the time the Thrift Merger shall become effective, the charter and bylaws of the Resulting Thrift shall be the charter and bylaws of Fort Bend Federal.

                                  Section 7.

     At the Thrift Merger Effective Time, the Resulting Thrift shall be considered the same business and corporate entity as each of FirstBanc and Fort Bend Federal (collectively, the "Constituent Thrifts") and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Constituent Thrifts shall vest in the Resulting Thrift and the Resulting Thrift shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Thrifts and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Resulting Thrift. In addition, any reference to either of the Constituent Thrifts in any contract or document, whether executed or taking effect before or after the Thrift Merger Effective Time, shall be considered a reference to the Resulting Thrift if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceedings to which either of the Constituent Thrifts is a party shall not be deemed to have been abated and shall have the same force and effect as if the Thrift Merger had not occurred; or the Resulting Thrift may be substituted as a party to such action or proceedings, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Thrifts if the Thrift Merger had not occurred.

                                  Section 8.

     At the Thrift Merger Effective Time, each share of FirstBanc Common Stock issued and outstanding immediately prior to the Thrift Merger Effective Time shall be cancelled and no shares of the capital stock of the Resulting Thrift will be issued in exchange therefor, and each share of Fort Bend Federal issued and outstanding or held in treasury immediately prior to the Thrift Merger Effective Time shall become and continue as an identical share of issued and outstanding capital or treasury stock of the Resulting Thrift.

                                  Section 9.

     This Agreement has been approved by the Boards of Directors of the Constituent Thrifts and ratified and confirmed by Fort Bend, the sole stockholder of the Constituent Thrifts.

     IN WITNESS WHEREOF, FirstBanc and Fort Bend Federal have caused this Agreement to be executed in multiple copies by their duly authorized officers, and have caused their seals to be hereunto affixed, as of the date first above written.

                                 FIRSTBANC SAVINGS ASSOCIATION
                                 OF TEXAS
ATTEST:


By:                              By:
    --------------------------        ------------------------


     (SEAL)
                                 FORT BEND FEDERAL SAVINGS AND
                                 LOAN ASSOCIATION OF ROSENBERG
ATTEST:


By:                              By:
    --------------------------        ------------------------
     (SEAL)




                                       3